CO

See Reverse for Certain Definitions



INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Fuel Technology Products, Inc.

100,000,000 SHARES PAR VALUE $.001 EACH
COMMON STOCK

SHARES IN THIS CORPORATION ARE ISSUED SUBJECT TO RESTRICTIONS ON THE OWNERS RIGHT TO TRANSFER SAID SHARES, AS CONTAINED IN THE BYLAWS OF THE CORPORATION

This is to Certify that ______________________________ **is the owner of**

____

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
Fuel Technology Products, Inc.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

______________________ SECRETARY

______________________ PRESIDENT